UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 23, 2013

ARROW ELECTRONICS, INC.
(Exact Name of Registrant as Specified in Charter)

NEW YORK	1-4482	11-1806155
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7459 SOUTH LIMA STREET, ENGLEWOOD, COLORADO  80112
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (303) 824-4000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.              Submission of Matters to a Vote of Security Holders

The annual meeting of shareholders of Arrow Electronics, Inc. (the “Company”) was held on May 23, 2013. The proposals are described in the Company’s Proxy Statement in connection with the 2013 Annual Meeting of Shareholders. As of the record date, there were a total of 105,139,769 shares of common stock outstanding and entitled to vote at the annual meeting. At the annual meeting 96,560,135   shares of common stock were represented in person or by proxy.  Therefore, a quorum was present.

Proposal 1 — Election of Directors

The number of directors is fixed at ten and the following persons were nominated to serve, and were elected, as directors of the Company. The voting results for each nominee were as follows:

Board Member	For	Withheld	Broker Non-votes
Barry W. Perry	87,314,443	4,876,724	4,368,968
Philip K. Asherman	87,690,043	4,501,124	4,368,968
Gail E. Hamilton	90,424,709	1,766,458	4,368,968
John N. Hanson	87,423,421	4,767,746	4,368,968
Richard S. Hill	85,995,911	6,195,256	4,368,968
M.F. (Fran) Keeth	90,975,269	1,215,898	4,368,968
Andrew C. Kerin	91,053,781	1,137,386	4,368,968
Michael J. Long	88,948,480	3,242,687	4,368,968
Stephen C. Patrick	91,553,178	637,989	4,368,968

Proposal  2 —  The ratification of the appointment of  Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013

The shareholders were asked to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm. The appointment was ratified with 95,781,204   shares voting for, 411,926 shares voting against, and 367,005 shares abstaining.

Proposal 3 – Advisory vote on Executive Compensation

    The shareholders were asked to approve, on an advisory basis, the compensation paid to the Company’s executive officers, as described in the Company’s Proxy.  The proposal was passed by the shareholders with 85,557,797 shares in favor, 6,054,929 shares against, 578,441 shares abstaining, and 4,368,968 broker non-votes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARROW ELECTRONICS, INC.

Date: May 28, 2013	By:	/s/ Peter S. Brown
	Name:	Peter S. Brown
	Title:	Senior Vice President